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PRESS RELEASE                                         FOR IMMEDIATE RELEASE
                                                      Contact:  John G. Robinson
                                                       Telephone: (724) 684-6800


                         FEDFIRST FINANCIAL CORPORATION
                 ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS


      MONESSEN, PA-- February 1, 2008- FedFirst Financial Corporation (NASDAQ
Capital: FFCO; the "Company"), the parent company of First Federal Savings Bank, today announced a net loss of $581,000 for the quarter ended December 31, 2007 compared to a net loss of $99,000 for the quarter ended December 31, 2006. Basic and diluted earnings per share were $(0.09) for the quarter ended December 31, 2007 compared to ($0.02) for the quarter ended December 31, 2006. During the current quarter, the Company recorded a provision for loan losses of $649,000 which reflected higher charge-offs as well as increased delinquencies and current economic conditions in the housing and credit market.

      For the full year, the Company reported a net loss of $2.0 million compared to net income of $344,000 for the prior year. Basic and diluted earning per share were $(0.30) for the year ended December 31, 2007 compared to $0.05 per share for the prior year. The results for 2007 include the effects of the restructuring of the investment portfolio in April 2007 as well as a provision for loan losses of $1.1 million. Mr. Robinson, President and Chief Executive Officer of the Company, stated, "Disappointing fourth quarter and year-end earnings resulted largely from the restructuring of our investment portfolio, increasing the size of our loan loss reserve, and loan charge-offs. We believe that these aggressive steps, along with continued investment in our people and processes throughout 2007, will position us for the future, which promises to be challenging. I am pleased that our balance sheet continued to positively reshape in 2007 as gross total loans grew $14.4 million or 8.1%, non-interest bearing deposits were up $3.5 million or 64.9% and total deposits increased $12.1 million or 8.4%."

FOURTH QUARTER RESULTS
----------------------

      Net interest income for the quarter ended December 31, 2007 increased $128,000 to $1.7 million compared to the quarter ended December 31, 2006. Interest rate spread and net interest margin were 1.86% and 2.40% for the quarter ended December 31, 2007 compared to 1.76% and 2.31% for the quarter ended December 31, 2006, respectively. Despite higher market interest rates putting upward pressure on deposits and borrowing costs, the Company is realizing the benefits of the securities restructuring through improved interest rate spread and net interest margin.

      The provision for loan losses increased $634,000 to $649,000 for the quarter ended December 31, 2007. Net charge-offs were $210,000 for the three months ended December 31, 2007 compared to $5,000 for the three months ended December 31, 2006. Included in the current period was a $157,000 charge-off of a home equity loan and an additional $45,000 charged-off in the value of two purchased secondary market multi-family properties in our real estate owned


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portfolio. Also contributing to the larger provision was loan growth predominantly in commercial and home equity loans, increased delinquencies in the mortgage portfolio, and current economic conditions in the housing and credit market.

      Noninterest income increased $22,000 to $492,000 for the quarter ended December 31, 2007 compared to $470,000 for the quarter ended December 31, 2006. The increase was primarily the result of income generated from fees and service charges.

      Noninterest expense increased $366,000 to $2.4 million for the quarter ended December 31, 2007 compared to $2.0 million for the quarter ended December 31, 2006. The increase was primarily related to compensation and benefits. The Company has hired key personnel to complement existing staff and strengthen our retail operations and sales force in connection with the opening of the Washington office in June 2007.

FULL YEAR RESULTS
-----------------

      Net interest income for the year ended December 31, 2007 increased $292,000 to $6.5 million. Net interest spread and net interest margin were 1.85% and 2.43%, respectively for the year ended December 31, 2007 compared to 1.88% and 2.39%, respectively for the year ended December 31, 2006. The Company is realizing the benefits of the securities restructuring that occurred in April 2007, which has significantly improved the yield on the securities portfolio. However, higher market interest rates on borrowings and promotional specials on short-term certificates of deposits and money market accounts throughout the year have compressed the interest rate spread.

      The provision for loan losses increased $1.0 million to $1.1 million for the year ended December 31, 2007. Net charge-offs were $528,000 for the year ended December 31, 2007 compared to $18,000 for the year ended December 31, 2006. Charge-offs in the current period include $355,000 related to two purchased secondary market multi-family properties and $157,000 related to the home equity loan mentioned previously. Also contributing to the larger provision was loan growth predominantly in commercial and home equity loans, increased delinquencies in the mortgage portfolio, and current economic conditions in the housing and credit market.

      Noninterest income decreased $1.3 million to $933,000 for the year ended December 31, 2007 compared to $2.2 million for the same period in 2006. The decrease was primarily attributable to the previously disclosed $1.4 million loss recorded as a result of the securities restructuring completed in April 2007.

      Noninterest expense increased $1.5 million to $9.1 million for the year ended December 31, 2007 compared to $7.6 million for the same period in 2006. The increase was primarily related to compensation and benefits and occupancy. In the current period, the Company incurred a full period of stock compensation expense related to awards and options granted in August 2006 and recorded expense due to a severance agreement with a former employee. The Company has


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also hired key personnel to complement existing staff and strengthen our retail operations and sales force in connection with the openings of the Peters Township office in July 2006 and the Washington office in June 2007. Occupancy costs have increased as a result of these new office openings.

      Total assets were $305.3 million at December 31, 2007 compared to $283.5 million at December 31, 2006. The increase in total assets was primarily attributable to growth in loans and securities funded by borrowings and deposits.

      Real estate owned increased $550,000 to $1.1 million at December 31, 2007. As previously disclosed in the third quarter, the Company took possession of two multi-family properties in our purchased secondary market mortgage portfolio. In lieu of appraisals in the third quarter, Management evaluated the property values based on the information available and charged-off $310,000 with the remaining value of $641,000 transferred into real estate owned. Upon receipt of appraisals, the Company reassessed the properties and determined their value should be decreased by $45,000 to $596,000 resulting in a total charge-off of $355,000.

      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.


                                  * * * * *
      Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-KSB and in its other reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


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

                         FEDFIRST FINANCIAL CORPORATION
                         SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)         December 31,      December 31,
                                                            2007              2006
                                                        ------------      ------------
Selected Financial Condition Data:
Total assets                                            $ 305,273          $ 283,517
Cash and cash equivalents                                   5,552              4,499
Securities available-for-sale                              89,073             83,045
Loans receivable, net                                     187,954            174,718
Deposits                                                  155,558            143,495
Borrowings                                                101,074             89,323
Equity                                                  $  43,773          $  46,346



                                                               Three Months Ended          Year Ended
                                                                   December 31,            December 31,
                                                                2007        2006        2007        2006
                                                             ----------  ----------  ----------  ----------
Selected Operations Data:
Total interest income                                        $    4,080   $   3,709   $  15,251  $   13,869
Total interest expense                                            2,395       2,152       8,753       7,663
                                                             ----------  ----------  ----------  ----------
Net interest income                                               1,685       1,557       6,498       6,206
Provision for loan losses                                           649          15       1,119          84
                                                             ----------  ----------  ----------  ----------
Net interest income after provision for loan losses               1,036       1,542       5,379       6,122
Noninterest income                                                  492         470         933       2,240
Noninterest expense                                               2,369       2,003       9,114       7,630
Minority interest in net income of consolidated subsidiary           (1)          4          52          51
                                                             ----------  ----------  ----------  ----------
(Loss) income before income tax (benefit) expense                  (840)          5      (2,854)        681
Income tax (benefit) expense                                       (259)        104        (899)        337
                                                             ----------  ----------  ----------  ----------
Net (loss) income                                            $     (581)     $  (99) $   (1,955) $      344
                                                             ==========  ==========  ==========  ==========

Earnings per share - basic and diluted                       $    (0.09) $    (0.02) $    (0.30) $     0.05
Weighted average shares outstanding - basic                   6,483,919   6,385,692   6,479,365   6,379,211
Weighted average shares outstanding - diluted                 6,483,919   6,389,704   6,479,365   6,429,565



<

                                                               Three Months Ended          Year Ended
                                                                   December 31,            December 31,
                                                                2007        2006        2007        2006
                                                             ----------  ----------  ----------  ----------

Selected Financial Ratios(1):
Return on average assets                                       (0.78)%     (0.14)%     (0.68)%      0.13 %
Return on average equity                                       (5.21)      (0.86)      (4.30)       0.75
Average interest-earning assets to average
  interest-bearing liabilities                                116.07      117.38      117.40      117.40
Average equity to average assets                               14.89       16.20       15.93       16.75
Interest rate spread                                            1.86        1.76        1.85        1.88
Net interest margin                                             2.40 %      2.31 %      2.43 %      2.39 %




                                                                     Period Ended
                                                              December 31,     December 31,
                                                                  2007             2006
                                                              ------------     ------------
Allowance for loan losses to total loans                          0.76 %            0.49 %
Allowance for loan losses to nonperforming loans                113.74            112.91
Nonperforming loans to total loans                                0.67 %            0.43 %



(1) THREE MONTHS ENDED RATIOS ARE CALCULATED ON AN ANNUALIZED BASIS.

NOTE:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.